EXHIBIT 8.1

February     , 2007

Cheniere Energy Partners, L.P.

717 Texas Avenue, Suite 3100

Houston, Texas 77002

RE: REGISTRATION STATEMENT ON FORM S-1

Ladies and Gentlemen:

We have acted as special counsel for Cheniere Energy Partners, L.P. (the “Partnership”), a Delaware limited partnership, with respect to certain legal matters in connection with the offer and sale (the “Offering”) of common units representing limited partner interests in the Partnership (“Common Units”). We have also participated in the preparation of a Registration Statement on Form S-1 and the amendments thereto (No. 333-139572) (such registration statement, as amended, the “Registration Statement”) to which this opinion is an exhibit. In connection therewith, we have participated in the preparation of the discussion set forth under the caption “Material Tax Consequences” (the “Discussion”) in the Registration Statement.

The Discussion, subject to the qualifications and assumptions stated in the Discussion and the limitations and qualifications set forth herein, constitutes our opinion as to the material United States federal income tax consequences for purchasers of the Common Units pursuant to the Offering.

This opinion letter is limited to the matters set forth herein, and no opinions are intended to be implied or may be inferred beyond those expressly stated herein. We assume no obligation to update or supplement this opinion or any matter related to this opinion to reflect any change of fact, circumstances, or law after the effective date of the Registration Statement. In addition, our opinion is based on the assumption that the matter will be properly presented to the applicable court.

Cheniere Energy Partners, L.P.

February     , 2007

Furthermore, our opinion is not binding on the Internal Revenue Service or a court. In addition, we must note that our opinion represents merely our best legal judgment on the matters presented and that others may disagree with our conclusion. There can be no assurance that the Internal Revenue Service will not take a contrary position or that a court would agree with our opinion if litigated.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm and this opinion contained in the Discussion. In giving this consent, we do not admit that we are “experts” under the Securities Act of 1933, as amended, or under the rules and regulations of the Securities and Exchange Commission relating thereto, with respect to any part of the Registration Statement.

Very truly yours,